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                                                                   EXHIBIT 99.02


                      [LETTERHEAD OF ERNST AND YOUNG LLP]





       INDEPENDENT ACCOUNTANTS' REPORT ON APPLYING AGREED-UPON PROCEDURES



First USA Bank
Three Christina Centre
201 North Walnut Street
Wilmington, Delaware 19801

and

Bank of New York (Delaware)
  as Trustee for the various Certificateholders and Enhancement Providers of First USA Credit Card Master Trust
c/o The Bank of New York
101 Barclay Street, Floor 12E
New York, New York 10286

We have performed certain agreed-upon procedures, as described below, which were agreed to by the Bank of New York (Delaware) (the "Trustee") and management of First USA Bank (the "Servicer"), solely to assist the users in evaluating management's assertion about the Servicer's compliance with Section 3.06 (b) of the Pooling and Servicing Agreement (the "Agreement"), dated September 1, 1992, between First USA Bank and the Bank of New York (Delaware) (specific applicable Pooling and Servicing Agreement Supplements (the "Supplements") and related compliance periods are identified in Attachment 1). This agreed-upon procedures engagement was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of these procedures is solely the responsibility of the specified users of the report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

Capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

In the course of this engagement, the Servicer provided the following documents relating to the issuance of the Certificates:

   . Pooling and Servicing Agreement for the First USA Credit Card Master Trust
     dated September 1, 1992.
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   . Monthly certificates related to the Agreement and Supplements identified in
     Attachment 1 which were forwarded by the Servicer to the Trustee during the period July 1996 through June 1997 (the "Monthly Certificates").

   . Computer reports from the Servicer's system for the period July 1996 through June 1997 related to the Supplements identified in Attachment 1 which were used by the Servicer to prepare the Monthly Certificates.

For each of the twelve Monthly Certificates forwarded by the Servicer to the Trustee during the period July 1996 through June 1997, we compared the amounts set forth therein to the Servicer's computer reports which were the source of such amount and noted that all such amounts were in agreement.

We were not engaged to, and did not, perform an audit, the objective of which would be the expression of an opinion on the specified elements, accounts, or items. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the specified users above and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes. However, this report is a matter of public record as a result of being included as an exhibit to the annual report on Form 10-K prepared by the Servicer and filed with the Securities and Exchange Commission on behalf of First USA Credit Card Master Trust, and its distribution is not limited.

                                                         /s/ Ernst and Young LLP

September 12, 1997

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                                  ATTACHMENT 1

                                                                 POOLING AND
                                                              SERVICING AGREEMENT              COMPLIANCE
        CREDIT CARD MASTER TRUST SERIES                         SUPPLEMENT DATE                  PERIOD
-----------------------------------------------------------------------------------------------------------------------------------
First USA Credit Card Master Trust Series 1992-1                      9/1/92                 7/1/96 - 12/15/96
First USA Credit Card Master Trust Series 1993-1                      5/1/93                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1993-2                     10/1/93                 7/1/96 - 12/15/96
First USA Credit Card Master Trust Series 1993-3                     10/1/93                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1994-3                      6/1/94                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1994-4                      6/1/94                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1994-5                     7/30/94                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1994-6                     7/30/94                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1994-7                     11/8/94                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1994-8                     11/8/94                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1995-1                      3/1/95                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1995-2                      3/1/95                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1995-3                     5/16/95                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1995-4                     9/14/95                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1995-5                     9/14/95                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1995-6                     12/7/95                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1996-1                      3/6/96                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1996-2                      6/4/96                 7/1/96 - 6/30/97
First USA Credit Card Master Trust Series 1996-4                      8/6/96                 8/6/96 - 6/30/97
First USA Credit Card Master Trust Series 1996-6                     11/13/96               11/13/96 - 6/30/97
First USA Credit Card Master Trust Series 1996-8                     12/11/96               12/11/96 - 6/30/97
First USA Credit Card Master Trust Series 1997-1                      2/4/97                 2/4/97 - 6/30/97
First USA Credit Card Master Trust Series 1997-2                      5/8/97                 5/8/97 - 6/30/97
First USA Credit Card Master Trust Series 1997-3                     6/10/97                6/10/97 - 6/30/97
First USA Credit Card Master Trust Series 1997-4                     6/10/97                6/10/97 - 6/30/97